Exhibit 99.5

SHARE PURCHASE AGREEMENT

Schedule A	Sellers, Number of Shares, Cash Consideration and Share Consideration
Schedule B	List of VIE Agreements
Schedule C	Organization Chart of the Group
Schedule D	Financial Statements
Schedule E	Operating Data
Schedule F	Material Contracts
Schedule G	Customers and Suppliers
Schedule H	Capitalization of Wowo
Schedule I	Zhongmin Intellectual Properties and Zhongmin Licensed-back Intellectual Properties
Schedule J	Organization Chart of Wowo

Exhibit A	Indemnification Agreement
Exhibit B	Lock-up Agreement
Exhibit C	Non-Compete Agreement
Exhibit D	Registration Rights Agreement
Exhibit E	Subscription Agreement
Exhibit F	Voting Agreement

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of June 5, 2015 by and among New Admiral Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands, (the “Purchaser”), those individuals whose names are set forth in Schedule A (collectively, the “Sellers” and individually a “Seller”) and Wowo Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Wowo”). Each of the Purchaser, the Sellers and Wowo are referred to as a “Party” and collectively as “Parties.”

WHEREAS, Sellers desire to sell, and the Purchaser desires to purchase, all of the issued and outstanding ordinary shares of Join Me Group (HK) Investment Company Limited (the “Company”), a company incorporated in Hong Kong with limited liability, for the consideration and on the terms and conditions set forth in this Agreement; and

WHEREAS, as consideration for the purchase of the Company’s ordinary shares, the Purchaser desires transfer certain ordinary shares of Wowo held by it and make a certain cash payment, pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises made in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions

The following terms used in this Agreement shall be construed to have the meaning set forth or referenced below.

“2011 Share Incentive Plan” means the 2011 share incentive plan of Wowo adopted on February 1, 2011.

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, Controls, is Controlled by, or is under common Control with such specified Person, including, without limitation, any officer, director, employee, member, partner or shareholder of such Person and any venture capital fund now or hereafter existing that is Controlled by or under common Control with one or more general partners or managing members of, or shares the same management company with, such Person.

“Agreement” has the meaning given to it in the preamble of this Agreement.

“Ancillary Agreements” means the Non-Compete Agreement, the Lock-up Agreement, the Registration Rights Agreement, the Voting Agreement, and the Indemnification Agreement.

“Balance Sheet Date” means April 30, 2015.

“Board” means the board of directors of Wowo.

“Cash Consideration” has the meaning given to it in Section 2.2(b).

“Charter Documents” of a Person means, as applicable, such Person’s memorandum and articles of association, certificate or articles of incorporation, by-laws, partnership agreement, joint venture agreements, formation agreement, limited liability company agreement, business licenses, regulations of its board of directors, regulations of the board of supervisors or statutory auditors, regulations of stock handling, commercial register, all minutes and resolutions with respect to board and shareholders’ meetings, and other organizational documents.

“Closing” has the meaning given to it in Section 2.4(a).

“Company” has the meaning given to it in the preamble of this Agreement.

“Company Financial Statement” has the meaning given to it in Section 3.7(a).

“Company Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, trade secrets, licenses, domain names, software, mask works, information and proprietary rights and processes as are necessary to the conduct of the Group Company’s business as now conducted in all material respects.

“Confidential Information” has the meaning given to it in Section 11.1.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management of a Person, whether through the ownership of voting securities, by contract, credit arrangement or proxy, as trustee, executor, agent or otherwise. For the purpose of this definition, a Person shall be deemed to Control another Person if such first Person, directly or indirectly, owns or holds more than fifty percent (50%) of the voting power in such other Person. The term “Controlled” has the meaning correlative to the foregoing.

“Deposit” has the meaning given to it in Section 2.3.

“Disclosing Party” has the meaning given to it in Section 11.4.

“Exchange Act” means the United States Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Authority” means (a) any nation or government or any nation, federal, state, province, municipality, local, autonomous region or any other political subdivision thereof; (b) any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, including any entity or enterprise owned or controlled by a government, or a public international organization; or (c) any court, tribunal or arbitrator.

“Group” means, collectively, the Company, WFOE Sub, VIE Sub and each of the VIE Sub’s Subsidiaries set forth in Schedule C.

“Group Company” means any member of the Group, individually, and “Group Companies” means two or more members of the Group, collectively.

“Group Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Group, taken as a whole.

“HKIAC” has the meaning given to it in Section 12.12.

“Indemnification Agreement” means the indemnification agreement, substantially in the form of Exhibit A attached to this Agreement.

“Indemnified Person” has the meaning given to it in Section 10.2.

“Indemnifying Person” has the meaning given to it in Section 10.2.

“Key Employee” means any executive-level employee (including division director and vice president-level positions).

“knowledge” means (i) with respect to the Sellers, actual knowledge of executive-level employees of the Group or (ii) with respect to Wowo, actual knowledge of executive-level employees of Wowo.

“Law” means any statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law), official policy, rule or interpretation of any Governmental Authority with jurisdiction over the Group Companies or the Wowo Group Companies, as the case may be.

“Lien” means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, charge, option, right of first offer, negotiation or refusal, proxy, lien, charge, adverse claim or other restrictions (including restrictions on transfer), or limitations of any nature whatsoever, including such liens as may arise under any contract.

“Lock-up Agreement” means the lock-up agreement, substantially in the form of Exhibit B attached to this Agreement.

“Long-Stop Date” has the meaning given to it in Section 9.1(c).

“Material Contracts” has the meaning given to it in Section 3.9.

“Non-Compete Agreement” means the non-compete agreement, substantially in the form of Exhibit C attached to this Agreement.

“Operating Data” has the meaning given to it in Section 3.8.

“Party” has the meaning given to it in the preamble of this Agreement.

“Person” means any individual, corporation, partnership, trust, limited liability company, company limited by shares, unincorporated association or other entity.

“PRC” means the People’s Republic of China, excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and the Separate Customs Territory of Taiwan, Penghu, Kinmen and Matsu.

“PRC GAAP” means the generally accepted accounting principles in the PRC.

“PRC Laws” means any treaty, statute, act, law, rule, regulation and regulatory documents publicly announced by the PRC governments (including the central, provincial, municipal and local governments), and the amendments, additions, and interpretations made at any time with respect to these laws.

“Public Official” has the meaning given to it in Section 3.14(a).

“Purchaser” has the meaning given to it in the preamble of this Agreement.

“Purchaser’s Advisors” has the meaning given to it in Section 5.1.

“Registration Rights Agreement” means the registration rights agreement, substantially in the form of Exhibit D attached to this Agreement.

“Regulation S” means Regulation S of the Securities Act.

“SEC” has the meaning given to it in Section 4.12(a).

“SEC Documents” has the meaning given to it in Section 4.12(a).

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning given to it in the preamble of this Agreement.

“Sellers’ Advisors” has the meaning given to it in Section 6.1.

“Sellers’ Representative” has the meaning given to it in Section 12.3.

“Shanghai Join Me” means 上海众敏投资管理有限公司, a PRC limited liability company.

“Shanghai Zhongmin” means 上海众敏投资发展有限公司, a PRC limited liability company holding 51% equity interests in Shanghai Join Me.

“Share Consideration” has the meaning given to it in Section 2.2(a).

“Shares” means all of the issued and outstanding ordinary shares of the Company, par value US$0.00001 per share.

“Significant Customer” means, with respect to the four-month period ended on the Balance Sheet Date, one of the top five (5) customers of the Group.

“Significant Supplier” means, with respect to the four-month period ended on the Balance Sheet Date, one of the top twenty (20) suppliers of the Group.

“Subscription Agreement” means the share subscription agreement in the form of Exhibit E attached to this Agreement.

“Subsidiary” of any Person means any other Person of which at least fifty percent (50%) of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person and, for the avoidance of doubt, shall include any variable interest entity over which such Person or any of its Subsidiaries effects Control pursuant to contractual arrangements and which is consolidated with such Person in accordance with generally accepted accounting principles applicable to such Person;

“Tax” or “Taxes” means any and all national, federal, state, provincial, municipal and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, capital gains, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, building, vehicle, land use, land appreciation, city and rural construction, tariff, withholding, payroll, recapture, employment, additional education, excise and property taxes, adjustment taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity;

“Tax Return” means any return, report declaration, filing form, claim for refund or information return or statement relating to Tax, including any schedule or attachment thereto and any amendment thereof.“Third-Party Claim” means any claim against any Indemnified Person by a third party.

“Transaction Documents” means this Agreement, the Subscription Agreement, the Ancillary Agreements and all other agreements, instruments or documents entered into in connection with this Agreement.

“Transactions” means the transactions contemplated by the Transaction Documents.

“US GAAP” means the generally accepted accounting principles in the United States.

“VIE Agreements” means the contracts and other documents set forth in Schedule B hereto.

“VIE Sub” means 上海众敏供应链管理有限公司, a PRC limited liability company.

“VIE Financial Statements” has the meaning given to it in Section 3.7(c).

“Voting Agreement” means the voting agreement, substantially in the form of Exhibit F attached to this Agreement.

“WFOE Financial Statements” has the meaning given to it in Section 3.7(b).

“WFOE Sub” means 上海众鸣供应链管理有限公司, a wholly-foreign owned enterprise registered in the PRC.

“Wowo” has the meaning given to it in the preamble of this Agreement.

“Wowo Group” means, collectively, Wowo and its Subsidiaries.

“Wowo Group Company” means any member of the Wowo Group, individually, and “Wowo Group Companies” means two or more members of the Wowo Group.

“Wowo Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, trade secrets, licenses, domain names, software, mask works, information and proprietary rights and processes as are necessary to the conduct of Wowo’s business as now conducted in all material respects.

“Wowo Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Wowo Group, taken as a whole.

“Wowo VIE Sub” means Beijing Wowo Tuan Information Technology Co., Ltd. or Beijing Kai Yi Shi Dai Network Technology Co., Ltd., and collectively, “Wowo VIE Subs”.

“Zhongmin Intellectual Properties” means all such trademarks, trademark application rights and domain names as set forth in section (a) on Schedule I hereto.

“Zhongmin Licensed-back Intellectual Properties” means all such trademarks, trademark application rights and domain names as set forth in section (b) on Schedule I hereto.

2.	Purchase and Sale of Shares

2.1	Shares.

Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties and covenants contained in this Agreement, at the Closing, the Purchaser shall purchase the Shares from the Sellers, and each Seller shall sell and transfer the number Shares to be sold by such Seller at the Closing as set forth opposite such Seller’s name on Schedule A thereto, which represents 100% of the Shares held by such Seller.

2.2	Consideration.

The total consideration to be paid by the Purchaser for all Shares shall be:

(a)	741,422,780 newly issued ordinary shares of Wowo (the “Share Consideration”), the number of which is equal to the sum of (i) the number of all issued and outstanding ordinary shares of Wowo immediately prior to the Closing, and (ii) 72,000,000 ordinary shares of Wowo to be issued pursuant to the Subscription Agreement; and

(b)	$30,000,000 in cash (the “Cash Consideration”), of which (i) $15,000,000 shall be paid at the Closing by crediting the Deposit towards such amount, and (ii) $15,000,000 to be paid by the Purchaser after the Closing pursuant to Section 2.4(e).

2.3	Deposit.

Immediately upon the signing of this Agreement, the Purchaser shall pay to the Sellers’ Representative an amount equal to US$15,000,000 (the “Deposit”), which is equal to fifty percent (50%) of the Cash Consideration (as defined below), either (i) at the bank account of the Sellers’ Representative (as defined below) by wire transfer of immediately available funds pursuant to the Sellers’ Representative’s written wire transfer instructions or (ii) by delivering to the Sellers’ Representative a cashier’s check equal to such amount.

2.4	Closing.

(a)	The purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures on June 8, 2015, or at such other time and place as the Purchaser and the Sellers’ Representative mutually agreed upon, orally or in writing (which time and place are designated as the “Closing”). The Closing will be deemed to be effective as of the close of business on the date of the Closing for tax and accounting purposes.

(b)	At the Closing, in addition to the fulfillment of all conditions set forth in Section 8 of this Agreement, the Purchaser shall deliver to the Sellers’ Representative (i) a certified copy of the register of members of Wowo reflecting the Share Consideration acquired by the Sellers at the Closing and (ii) bought and sold notes and instruments of transfer in respect of all Shares duly executed by the Purchaser.

(c)	At the Closing, in addition to the fulfillment of all conditions set forth in Section 7 of this Agreement, the Sellers shall deliver to the Purchaser (i) a certified copy of the register of members of the Company after giving effect to the transfer of Shares of the Company to the Purchaser at the Closing and (ii) bought and sold notes and instruments of transfer in respect of all the Shares duly executed by each of the Sellers.

(d)	The Sellers, the Purchaser and Wowo acknowledge and agree that the Deposit shall be credited towards payment of the Cash Consideration automatically at the Closing.

(e)	The Purchaser shall, and Wowo shall cause the Purchaser to, pay the remaining fifty (50%) of the Cash Consideration to the Sellers by wire transfer of immediately available funds to the Sellers’ Representative within thirty (30) days after the Closing pursuant to written wire transfer instructions delivered to the Purchaser.

(f)	If the Closing shall not have occurred prior to the Long-Stop Date for any reason other than breach of this Agreement by a Party, then the Sellers shall retain 50% of the Deposit and return to the Purchaser the remaining 50% of the Deposit. If one Party shall exercise its right to terminate this Agreement pursuant to Section 9.1(a), the non-breaching Party shall be entitled to retain (if the Sellers are the non-breaching Party) or be refunded (if the Purchaser is the non-breaching Party) the Deposit. The Sellers acknowledge and agree that the Deposit shall not be used for any purposes until it has been credited towards the payment of the Cash Consideration or retained and refunded by the Sellers pursuant to this Section 2.4(f).

3.	Representations and Warranties of the Sellers.

Each Seller hereby severally represents and warrants to the Purchaser that the following representations are true and complete as of the date hereof and will be true and correct as of the date of the Closing, except as otherwise indicated.

3.1	Authorization.

Each Seller that is a natural person represents and warrants that such Seller is legally competent to enter into the Transaction Documents to which such Seller is a party. Each Seller that is a legal entity represents and warrants that such Seller has full power and authority to enter into the Transaction Documents to which such Seller is a party. The Transaction Documents to which such Seller is a party, when executed and delivered by such Seller, will constitute valid and legally binding obligations of such Seller, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.2	Group Structure.

(a)	Schedule C sets forth a true and complete organization chart of the Group. The Company owns 100% of the equity and voting interests in the WFOE Sub. Except pursuant to the VIE Agreements, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights, except for such rights which may be held by the Company) or agreements, orally or in writing, for the purchase of any equity or other ownership interest of the Group Company. No Group Company has any obligations of any kind to make any investment in or provide funds (whether in the form of a loan, capital contribution or otherwise) to any other Person, except for VIE Sub’s obligations to contribute such unpaid registered capitals into the Group Subsidiaries as set forth in Schedule C.

(b)	The VIE Sub has been duly organized and is validly existing under the PRC Laws. The VIE Sub has obtained all necessary approvals, authorizations, consents and orders, and has made all filings that are required under the PRC Laws, for the ownership of its equity interests by each of their respective shareholders. The articles of association and other constitutive documents of the VIE Sub and its business license comply with the requirements of all PRC Laws and are in full force and effect. Each shareholder of the VIE Sub that is a legal entity has been duly organized and is validly existing under the PRC Laws.

3.3	Corporate Power and Qualification.

(a)	The Company is a private company limited by shares duly organized, validly existing under the laws of Hong Kong and has all requisite corporate power and authority to own, lease and operate its assets and carry on its business as presently conducted. The Company is duly qualified to transact business and is in good standing as a foreign company in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions where the failure to be so qualified and in good standing would not individually or in the aggregate have a Group Material Adverse Effect. None of the activities, agreements, commitments, obligations or rights of the Company is ultra vires, unauthorized or in violation of its Charter Documents or any applicable Laws. The Company has not given any powers of attorney in force, and there are no outstanding authorities, express or implied by which any Person may enter into any contract or commitment to do anything outside the ordinary course of business on its behalf.

(b)	The WFOE Sub is a wholly-foreign owned enterprise duly organized, validly existing and has all requisite corporate power and authority to own, lease and operate its assets and to carry on its business as presently conducted. The WFOE Sub is duly qualified to transact business and is in good standing as a foreign company in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions where the failure to be so qualified and in good standing would not individually or in the aggregate have a Group Material Adverse Effect. The approved total investment amount of the WFOE Sub is USD10,000,000, of which the registered capital amount is USD10,000,000, and such registered capital has been approved by all relevant PRC authorities, which approvals are in full force and effect and have not lapsed or been revoked, and are paid in full. None of the activities, agreements, commitments, obligations or rights of the WFOE Sub is ultra vires, unauthorized or in violation of its Charter Documents or any applicable Laws. The WFOE Sub has not given any powers of attorney in force, and there are no outstanding authorities, express or implied by which any Person may enter into any contract or commitment to do anything outside the ordinary course of business on its behalf.

(c)	Of the registered capital required to be paid by the Company directly to the WFOE Sub, RMB53,366,763.45 has been paid to the WFOE Sub under its Charter Documents, in accordance with the contribution time schedule set forth therein.

(d)	Each VIE Agreement is valid, binding and enforceable, and will not result in any violation of any PRC Laws currently in effect. The Company has effective Control of the VIE Sub and is the sole beneficiary of the VIE Sub and the VIE Agreements are adequate to enable the financial statements of the VIE Sub to be consolidated with those of the other Group Companies in accordance with the applicable accounting standards.

3.4	Capitalization of the Company.

The Sellers are the registered owners of all of the issued and outstanding ordinary shares of the Company, and all Shares are validly issued, fully paid and nonassessable. The Shares to be acquired by the Purchaser as of the Closing will be free and clear of all Liens.

Schedule A sets forth the issued and outstanding Shares of the Company immediately prior to the Closing.

There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of the Company, or any securities convertible into or exchangeable for shares of the Company.

3.5	Compliance with Laws and Other Instruments.

Each Group Company is in compliance with all applicable Laws in all aspects, except for those noncompliance where the failure to do so would not individually or in the aggregate have a Group Material Adverse Effect.

None of the Group Companies is in violation of its Charter Documents, shareholders agreements, as appropriate, or equivalent constitutive documents as in effect.

3.6	Governmental Consents and Filings.

Assuming the accuracy of the representations made by the Purchaser and Wowo in Section  4 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any national, provincial, municipal, local, autonomous region and Governmental Authority is required on the part of any Group Company in connection with the consummation of the Transactions.

3.7	Financial Statements.

(a)	The Company has delivered to the Purchaser the unaudited financial statements of the Company, including the balance sheet as of the Balance Sheet Date, and the balance sheet and the profit and loss statement for the year ended December 31, 2014 (the “Company Financial Statement”). A copy of the Company Financial Statements is attached hereto as Schedule D. To the knowledge of the Sellers, the Company Financial Statements fairly present the financial condition and the results of operations in all material aspects as at the date of and for the period referred to in such financial statements, all in accordance with PRC GAAP.

(b)	The Company has delivered to the Purchaser the audited financial statements of the WFOE Sub, including the balance sheet as of December 31, 2014, the profit and loss statement and the cash flow statement for the year ended December 31, 2014, and the changes in stockholders’ equity as of December 31, 2014, including the notes thereto (the “WFOE Financial Statement”). A copy of the WFOE Financial Statements is attached hereto as Schedule D. The WFOE Financial Statements and their notes fairly present the financial condition and the results of operations, changes in shareholders’ equity, and cash flow of the WFOE Sub as at the respective dates of and for the period referred to in such financial statements, all in accordance with the PRC GAAP.

The Company has delivered to the Purchaser the unaudited balance sheet of the WFOE Sub as of the Balance Sheet Date. A copy of such balance sheet is attached hereto as Schedule D. To the knowledge of the Sellers, such balance sheet fairly presents the financial condition in all material aspects as at the Balance Sheet Date in accordance with PRC GAAP.

(c)	The Company has delivered to the Purchaser the audited financial statements of the VIE Sub, including the balance sheet as of December 31, 2014, the profit and loss statement and the cash flow statement for the year ended December 31, 2014, and the changes in stockholders’ equity as of December 31, 2014, including the notes thereto (the “VIE Financial Statement”). A copy of the VIE Financial Statements is attached hereto as Schedule D. The VIE Financial Statements and their notes fairly present the financial condition and the results of operations, changes in shareholders’ equity, and cash flow of the VIE Sub as at the respective dates of and for the period referred to in such financial statements, all in accordance with the PRC GAAP.

The Company has delivered to the Purchaser the unaudited balance sheet of the VIE Sub as of the Balance Sheet Date. A copy of such balance sheet is attached hereto as Schedule D. To the knowledge of the Sellers, such balance sheet fairly presents the financial condition in all material aspects as at the Balance Sheet Date in accordance with PRC GAAP.

3.8	Operating Data.

On or prior to the date hereof, the Group has delivered to the Purchaser certain of its operating data and certain performance data for its business, including, without limitation, information with respect to product mix, the trade volume and number of order placed through the Group’s online platform, and the number of suppliers and customers, all as set forth in Schedule E attached hereto (the “Operating Data”). To the knowledge of the Sellers, the Operating Data is true and correct in all material respects.

3.9	Material Contracts.

Except for the Transaction Documents, and the agreements, understandings, instruments, contracts or proposed transactions set forth in Schedule F (each a “Material Contract,” and collectively, the “Material Contracts”), there are no agreements, understandings, instruments, contracts or proposed transactions to which a Group Company is a party or by which it is bound that involve (i) any contract entered into otherwise than in the ordinary course of business, (ii) any agreement or arrangement otherwise than by way of bargain at arm’s length, (iii) any obligations (contingent or otherwise) of, or payments to, the Group in excess of US$1,000,000, (iv) any obligation by a Group Company as a guarantor or indemnitor of any indebtedness of any other Person, or (v) agreements, understandings or proposed transactions between any Group Company and any of its officers, directors, employees, consultants, or their respective immediate family members or any Affiliate thereof other than (x) standard employee benefits generally made available to all employees, (y) standard director and officer indemnification agreements approved by the board of directors, and (z) the purchase of shares of the Company’s share capital and the issuance of options to purchase shares of the Company’s ordinary shares, in each instance, approved in the written minutes of the board of directors.

Each Material Contract is valid, binding and in full force and effect, and is enforceable in accordance with its terms against the Group Company to the extent it is a party thereto, and to the knowledge of the Sellers, against the other parties thereto, except in each case as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other Laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.10	Significant Customers and Suppliers.

Schedule G contains a true and complete list of the Significant Customers and Significant Suppliers of the Group. No Significant Customer or Significant Supplier has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with any Group Company. No Group Company has received notice that any Significant Customer or Significant Supplier may cancel or otherwise materially and adversely modify its relationship with any Group Company or limit its services, supplies or materials to any Group Company.

3.11	Enforceability.

The Transaction Documents, when executed and delivered by such Seller, shall constitute valid and legally binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except in each case as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other Laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.12	No Insolvency.

(a)	No order has been made, or petition presented, or resolution passed for the winding-up of any Group Company.

(b)	No Group Company is insolvent.

(c)	There are no circumstances which would entitle any Person to successfully present a petition for the winding-up or administration of any Group Company or to appoint a receiver over the whole or any part of the undertaking or assets of any Group Company.

3.13	Absence of Certain Changes.

Since the Balance Sheet Date, there has not been:

(a)	any change in the assets, liabilities, financial condition or operating results of the Group from that reflected in the financial statements provided to the Purchaser, except changes in the ordinary course of business that have not caused, in the aggregate, a Group Material Adverse Effect;

(b)	any damage, destruction or loss, whether or not covered by insurance, that would have a Group Material Adverse Effect;

(c)	any change to a contract or agreement by which any Group Company or any of its assets is bound or subject, except changes that have not caused, in the aggregate, a Group Material Adverse Effect;

(d)	any mortgage, pledge, transfer of a security interest in, or Lien, created by a Group Company, with respect to any of its material properties or assets, except Liens that arise in the ordinary course of business and do not materially impair that Group Company’s ownership or use of such property or assets;

(e)	any loans or guarantees made by a Group Company to or for the benefit of its officers, directors, employees, agent, representative, consultants or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(f)	any declaration, setting aside or payment or other distribution in respect of any of the Group Company’s share capital, or any direct or indirect redemption, purchase, or other acquisition of any of such shares by a Group Company; or

(g)	any sale, assignment or transfer of any Company Intellectual Property that could reasonably be expected to result in a Group Material Adverse Effect.

3.14	Anti-Bribery, Anti-Corruption, Anti-Money Laundering and Sanctions.

(a)	To the knowledge of the Sellers, no Group Company or any officer, director, employee, agent, representative, consultant or any other Person associated with or acting for or on behalf of any Group Company, has offered, paid, promised to pay, or authorized the payment of any money, or offered, given a promise to give, or authorized the giving of anything of value, to any officer or employee or other Person acting in an official capacity for or on behalf of any Governmental Authority (including any entity or enterprise owned or controlled by a government), to any political party or official thereof or to any candidate for political office (or to any Person where a Group Company, its officer, director, employee, agent, representative, consultant or any other Person associated with or acting for or on behalf of the Group Company knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any of the foregoing) (a “Public Official”) for the purposes of:

(i)	(x) influencing any act or decision of such Public Official, (y) inducing such Public Official to do or omit to do any act in violation of the lawful duty of such Public Official, or (z) securing any improper advantage; or

(ii)	inducing such Public Official to use his or its influence with any Government Authority to affect or influence any act or decision of such Government Authority, in order to assist any Group Company in obtaining or retaining business for or with, or directing business to any Group Company.

(b)	No Group Company or any of its respective officers, directors, employees, agents, representatives or consultants has within the past five years (i) taken any action in furtherance of any boycott not sanctioned by the United States, (ii) engaged in transactions with any Government Authority, agent, representative or resident of, or any entity based or resident in, any of the following countries: Balkans, Belarus, Burma, Cote d’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, former Liberian regime of Charles Taylor, North Korea, Sudan, Syria or Zimbabwe, (iii) otherwise engaged in transactions with any Person that is the target of U.S. economic sanctions, as designated by the U.S. Treasury Department Office of Foreign Assets Control on its list of “Specially Designated Nationals and Blocked Persons,” or (iv) received unlicensed donations or engaged in financial transactions with respect to which any Group Company knows or has reasonable cause to believe that such financial transactions pose a risk of furthering terrorist attacks anywhere in the world.

(c)	None of the officers, directors, employees, agents, representatives and consultants of, and none of the beneficial owners of any interest in, any Group Company is a Public Official.

3.15	No Litigation.

There is no material claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the knowledge of the Sellers, currently threatened against the Company. There is no material action, suit, proceeding or investigation by any Group Company pending or which any Group Company intends to initiate. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending against the Sellers that challenges, or could have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with, the Transactions.

3.16	Securities Law Matters.

Each Seller is not a U.S. Person and is located outside of the United States, as such terms are defined in Regulation S.

4.	Representations and Warranties of the Purchaser and Wowo.

The Purchaser and Wowo hereby, jointly and severally, represent and warrant to each Seller that the following representations are true and complete as of the date hereof and will be true and correct as of the date of the Closing, except as otherwise indicated.

4.1	Capitalization of Wowo.

The Share Consideration will have been validly issued, fully paid and nonassessable as of the Closing. Upon the Closing, the Sellers will acquire title to the Share Consideration, free and clear of all Liens.

Except as set forth in Schedule H of this Agreement, which correctly and accurately reflects (i) the aggregate number of issued and outstanding ordinary shares of Wowo as of the date of the Closing, and (ii) the aggregate number of ordinary shares issuable under all outstanding options, all outstanding warrants and all other outstanding securities or obligations which, by their terms, whether directly or indirectly, may be exercisable or exchangeable for, convertible into, or require Wowo to issue, ordinary shares of Wowo, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from Wowo any shares of Wowo, or any securities convertible into or exchangeable for shares of Wowo.

4.2	Organization and Good Standing.

Each of the Purchaser and Wowo is a company duly organized, validly existing, and in good standing under the laws of the Cayman Islands.

(a)	Schedule J sets forth a true and complete organization chart of the Wowo Group. Wowo owns 100% of the equity and voting interests of Wowo Group Limited, which in turn owns 100% of the equity and voting interests of Wowo Mall (China) Ltd. (HK), which then owns 100% of the equity and voting interest of Beijing Wowo Shijie Information Technology Co., Limited. Except as disclosed in the SEC Documents, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights, except for such rights which may be held by Wowo) or agreements, orally or in writing, for the purchase of any equity or other ownership interest of the Wowo Group Company. Except as disclosed in the SEC Documents, no Group Company has obligations of any kind to make any investment in or provide funds (whether in the form of a loan, capital contribution or otherwise) to any other Person.

(b)	The Wowo VIE Subs have been duly organized and are validly existing under the PRC Laws. The Wowo VIE Subs have obtained all necessary approvals, authorizations, consents and orders, and has made all filings that are required under the PRC Laws, for the ownership of its equity interests by each of their respective shareholders. The articles of association and other constitutive documents of the Wowo VIE Subs and its business license comply with the requirements of all PRC Laws and are in full force and effect. Each shareholder of the Wowo VIE Subs that is a legal entity has been duly organized and is validly existing under the PRC Laws.

4.3	Authorization.

Each of the Purchaser and Wowo has full power and authority to enter into the Transaction Documents. The Transaction Documents to which the Purchaser or Wowo is a party, when executed and delivered by the Purchaser or Wowo, will constitute valid and legally binding obligations of the Purchaser or Wowo, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other Laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.4	Compliance with Laws and Other Instruments.

Each Wowo Group Company is in compliance with all applicable Laws in all aspects, except for those noncompliance where the failure to do so would not individually or in the aggregate have a Wowo Material Adverse Effect.

Except as otherwise disclosed in the SEC Documents, none of the Wowo Group Companies is in violation of its Charter Documents, shareholders agreements, as appropriate, or equivalent constitutive documents as in effect.

4.5	Governmental Consents and Filings.

Assuming the accuracy of the representations made by the Sellers in Section  3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any national, provincial, municipal, local, autonomous region and Governmental Authority is required on the part of Wowo or the Purchaser in connection with the consummation of the Transactions.

4.6	Subscription Agreement.

Wowo has executed the Subscription Agreement with Mr. Maodong Xu, the chairman and chief executive officer of Wowo, dated as of the date hereof, pursuant to which Mr. Maodong Xu shall subscribe for 72,000,000 ordinary shares of Wowo, at $0.5556 per share for a total subscription price of $40,000,000. The Sellers’ Representative is a third-party beneficiary of the Subscription Agreement, who is entitled to enforce the Subscription Agreement against the parties thereto.

4.7	Purchase Entirely for Own Account.

This Agreement is made with the Sellers in reliance upon Wowo and the Purchaser’s representation to the Sellers, which by Wowo and the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Shares to be acquired by the Purchaser will be acquired for the Purchaser’s own account and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.

4.8	No Litigation.

Except as otherwise disclosed in the SEC Documents, (1) there is no material claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the knowledge of Wowo, currently threatened against any Wowo Group Company, and (2) there is no material action, suit, proceeding or investigation by any Wowo Group Company pending or which any Wowo Group Company intends to initiate. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending against the any Wowo Group Company that challenges, or could have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with, the Transactions.

4.9	Enforceability.

The Transaction Documents, when executed and delivered by Wowo or the Purchaser, shall constitute valid and legally binding obligations of such Party, enforceable against such Party in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other Laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.10	No Insolvency.

(a)	No Wowo Group Company is insolvent.

(b)	There are no circumstances which would entitle any Person to successfully present a petition for the winding-up or administration of any Wowo Group Company or to appoint a receiver over the whole or any part of the undertaking or assets of any Wowo Group Company.

4.11	Absence of Certain Changes.

Since the most recent date of the filing of SEC Documents, there has not been:

(a)	any change in the assets, liabilities, financial condition or operating results of the Wowo Group from that reflected in the financial statements in the SEC Documents, except changes in the ordinary course of business that have not caused, in the aggregate, a Wowo Material Adverse Effect;

(b)	any damage, destruction or loss, whether or not covered by insurance, that would have a Wowo Material Adverse Effect;

(c)	any change to a contract or agreement by which any Wowo Group Company or any of its assets is bound or subject, except changes that have not caused, in the aggregate, a Wowo Material Adverse Effect;

(d)	any mortgage, pledge, transfer of a security interest in, or Lien, created by a Wowo Group Company, with respect to any of its material properties or assets, except Liens that arise in the ordinary course of business and do not materially impair that Wowo Group Company’s ownership or use of such property or assets;

(e)	any loans or guarantees made by a Wowo Group Company to or for the benefit of its officers, directors, employees, agent, representative, consultants or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(f)	any declaration, setting aside or payment or other distribution in respect of any of the Wowo Group Company’s share capital, or any direct or indirect redemption, purchase, or other acquisition of any of such shares by a Wowo Group Company; or

(g)	any sale, assignment or transfer of any Wowo Intellectual Property that could reasonably be expected to result in a Wowo Material Adverse Effect.

4.12	SEC Documents; Financial Statements.

(a)	Other than the annual report on Form 20-F which was not timely filed, Wowo has filed or furnished, as applicable, on a timely basis all required reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements with the United States Securities and Exchange Commission (the “SEC”) since August 8, 2014 (collectively and together with all documents filed on a voluntary basis on Form 6-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, and in its effective form, the “SEC Documents”) in material aspects.

(b)	Each of the SEC Documents, at the time of its filing or being furnished, has complied in all material respects, with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder applicable to the SEC Documents. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the SEC Documents did not, and any SEC Documents filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(c)	The audited consolidated statements of income, changes in stockholders’ equity and cash flows of the Wowo Group included in or incorporated by reference into the SEC Documents (including any related notes and schedules) (i) have been prepared in accordance with US GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (ii) presented fairly, in all material respects, the consolidated financial position of the Wowo Group as at the dates thereof and the consolidated results of income, changes in stockholders’ equity and cash flows of the Wowo Group for the periods then ended, and (iii) were prepared from the books of account and other financial records of the Wowo Group.

4.13	Anti-Bribery, Anti-Corruption, Anti-Money Laundering and Sanctions.

(a)	To the knowledge of Wowo, no Wowo Group Company or any officer, director, employee, agent, representative, consultant or any other Person associated with or acting for or on behalf of any Wowo Group Company, has offered, paid, promised to pay, or authorized the payment of any money, or offered, given a promise to give, or authorized the giving of anything of value, to any Public Official for the purposes of:

(i)	(x) influencing any act or decision of such Public Official, (y) inducing such Public Official to do or omit to do any act in violation of the lawful duty of such Public Official, or (z) securing any improper advantage; or

(ii)	inducing such Public Official to use his or its influence with any Government Authority to affect or influence any act or decision of such Government Authority, in order to assist any Wowo Group Company in obtaining or retaining business for or with, or directing business to any Wowo Group Company.

(b)	No Wowo Group Company or any of its respective officers, directors, employees, agents, representatives or consultants has within the past five years (i) taken any action in furtherance of any boycott not sanctioned by the United States, (ii) engaged in transactions with any Government Authority, agent, representative or resident of, or any entity based or resident in, any of the following countries: Balkans, Belarus, Burma, Cote d’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, former Liberian regime of Charles Taylor, North Korea, Sudan, Syria or Zimbabwe, (iii) otherwise engaged in transactions with any Person that is the target of U.S. economic sanctions, as designated by the U.S. Treasury Department Office of Foreign Assets Control on its list of “Specially Designated Nationals and Blocked Persons,” or (iv) received unlicensed donations or engaged in financial transactions with respect to which any Wowo Group Company knows or has reasonable cause to believe that such financial transactions pose a risk of furthering terrorist attacks anywhere in the world.

(c)	None of the officers, directors, employees, agents, representatives, consultants of, and none of the beneficial owners of any interest in, any Wowo Group Company is a Public Official.

5.	Covenants and Agreements of the Sellers.

5.1	Access and Investigation.

Between the date of this Agreement and the Closing, each Seller and the Company will and will cause each Group Company to, (a) afford the Purchaser and its representatives and prospective lenders and their representatives (collectively, the “Purchaser’s Advisors”) full and free access to each Group Company’s personnel, properties, contracts, books and records, and other documents and data, (b) furnish the Purchaser and each Purchaser’s Advisors with copies of all such contracts, books and records, and other existing documents and data as the Purchaser may reasonably request, and (c) furnish the Purchaser and the Purchaser’s Advisors with such additional financial, operating, and other data and information as the Purchaser may reasonably request.

5.2	Operation of the Group Business.

Between the date of this Agreement and the Closing, each Seller shall and shall cause the Company and each Group Company to:

(a)	conduct the business of each Group Company only in accordance with its ordinary course of business consistent with past practices;

(b)	pay its and its Group Companies’ debts and Taxes when due;

(c)	pay or perform other material obligations when due;

(d)	use their best efforts to preserve intact the current business organization of each Group Company, keep available the services of the current officers, directors, employees, agent, representative and consultants of each Group Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with each Group Company;

(e)	confer with the Purchaser concerning operational matters of a material nature;

(f)	maintain the assets owned or used by each Group Company in a state of repair and condition that complies with Law and contracts and is consistent with the requirements and normal conduct of the business of that Group Company; and

(g)	maintain all records of each Group Company consistent with past practice.

5.3	Negative Covenants.

Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing, no Seller shall, and shall cause the Company and the Group Companies not to, without the prior consent of the Purchaser:

(a)	cause or permit any amendment or modification of the Charter Documents of any Group Company;

(b)	declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its or any of its Group Companies’ capital stock or share capital, or split, combine or reclassify any of its capital stock or share capital or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or share capital, or repurchase or otherwise acquire, directly or indirectly any shares of its or its Group Companies’ capital stock or share capital, except from former employees, directors and consultants in accordance with agreements in effect prior to the date hereof providing for the repurchase of shares in connection with any termination of service from it or its Group Companies;

(c)	issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its or its Group Companies’ capital stock or share capital or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it or its Group Companies to issue any such shares or other convertible securities;

(d)	transfer to any Person or entity any rights to the Company Intellectual Property, other than non-exclusive licenses granted to customers in the ordinary course of business consistent with past practices;

(e)	enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any Company Intellectual Property;

(f)	incur any indebtedness for borrowed money, or guarantee any such indebtedness, or issue or sell any debt securities or guaranty of any debt securities of others;

(g)	enter into, terminate or amend, in a manner that would be reasonably expected to adversely affect the business of any Group Companies any agreement relating to the license, transfer or other disposition or acquisition of Company Intellectual Property rights or rights to any Material Contracts;

(h)	make any capital expenditures, capital additions or capital improvements, outside of the ordinary course of business;

(i)	acquire or agree to acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to its business or the business of any of its Group Companies;

(j)	revalue any of its or its Group Companies’ assets, other than in the ordinary course of business, consistent with past practice, or as required by changes in the applicable accounting standards; or

(k)	other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax Return or any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes.

5.4	Required Approvals.

As promptly as practicable after the date of this Agreement, and in any event within the applicable time period prescribed by Law, each Seller shall, and shall cause each Group Company and each of their Affiliates to, make all filings and notifications required by Law to be made by them in connection with the Transactions, if any. Each Seller shall, and shall cause each Group Company and each of their Affiliates to, cooperate with the Purchaser and its Affiliates with respect to all filings and notifications that are required by Law to be made in connection with the Transactions.

5.5	Notification.

Between the date of this Agreement and the Closing, the Sellers’ Representative will promptly notify the Purchaser in writing if the Sellers’ Representative becomes aware of any fact or condition that causes or constitutes a breach of any of the Sellers’ representations and warranties as set forth in Section 3, or if the Sellers’ Representative becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, the Sellers’ Representative will promptly notify the Purchaser of the occurrence of any breach of any covenant of any Seller in this Section 4.13 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

5.6	Best Efforts.

Between the date of this Agreement and the Closing, the Sellers shall, and shall cause each Group Company to, use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other to do, all things necessary, proper or advisable to perform all of the obligations set forth in Section 5 and cause the conditions in Sections 7 to be satisfied. The Sellers shall, and cause each of its Affiliates to, exert best efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things reasonably necessary, proper or advisable under applicable laws or otherwise to obtain all consents, approvals or conditions, if any, that may be required before the Closing. The Sellers shall cooperate as requested by the Purchaser to obtain all such consents, approvals or conditions.

5.7	Change to the VIE Subs.

Within sixty (60) days after the Closing, each Seller shall cause the execution of documents that are necessary to add one Person nominated by the Purchaser at its sole discretion (which could be one of the Wowo VIE Subs) as a new shareholder of the VIE Sub, in which such shareholder shall hold 35% of the equity interests in the VIE Sub.

5.8	Distribution Compliance Period.

Each Seller agrees not to resell or transfer any ordinary shares to be acquired under this Agreement within the United States or to any U.S. Person, as each of those terms is defined in Regulation S, during the six (6) months following the date of the Closing.

5.9	Equity Transfer of Shanghai Join Me

Within sixty (60) days after the Closing, the Sellers shall cause the VIE Sub to acquire fifty one percent (51%) equity interest of Shanghai Join Me from Shanghai Zhongmin for a total purchase price equal to fifty one percent (51%) of the total registered capital of Shanghai Join Me.

5.10	Transfer of Zhongmin Intellectual Properties

Within thirty (30) days after the Closing, the Sellers shall cause the relevant owners of the Zhongmin Intellectual Properties to enter into transfer agreements with the VIE Sub for the transfer of all Zhongmin Intellectual Properties to VIE Sub, which transfer shall be without consideration.

5.11	Repayment of Sellers’ Loans

Each Seller agrees, within thirty (30) days after the Closing, it shall repay all loans or payables it owes to the Company.

6.	Covenants and Agreement of the Purchaser and Wowo.

6.1	Access and Investigation.

Between the date of this Agreement and the Closing, the Purchaser and Wowo will and will cause each Wowo Group Company to, (a) afford the Sellers’ Representative and her representatives (collectively, the “Sellers’ Advisors”) full and free access to each Wowo Group Company’s personnel, properties, contracts, books and records, and other documents and data, (b) furnish the Sellers’ Representative and each Sellers’ Advisors with copies of all such contracts, books and records, and other existing documents and data as the Sellers’ Representative may reasonably request, and (c) furnish the Sellers’ Representative and the Sellers’ Advisors with such additional financial, operating, and other data and information as the Sellers’ Representative may reasonably request.

6.2	Operation of Wowo

Between the date of this Agreement and the Closing, Wowo will or will cause the Wowo Group Company to:

(a)	conduct the business of each Wowo Group Company only in accordance with its ordinary course of business consistent with past practices;

(b)	pay its debts and Taxes when due;

(c)	pay or perform other material obligations when due;

(d)	use their best efforts to preserve intact the current business organization of each Wowo Group Company, keep available the services of the current officers, directors, employees, agent, representative and consultants of each Wowo Group Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with each Wowo Group Company;

(e)	confer with the Sellers’ Representative concerning operational matters of a material nature;

(f)	maintain the assets owned or used by each Wowo Group Company in a state of repair and condition that complies with laws and contracts and is consistent with the requirements and normal conduct of the business of that Wowo Group Company; and

(g)	maintain all records of each Wowo Group Company consistent with past practice.

6.3	Negative Covenants.

Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing, Wowo will not and will cause each Wowo Group Company to not, without the prior consent of the Sellers’ Representative:

(a)	cause or permit any amendment or modification of the Charter Documents of any Wowo Group Company;

(b)	declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its or any of the Wowo Group Companies’ capital stock or share capital, or split, combine or reclassify any of its capital stock or share capital or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or share capital, or repurchase or otherwise acquire, directly or indirectly any shares of its or any Wowo Group Companies’ capital stock or share capital, except from former employees, directors and consultants in accordance with agreements in effect prior to the date hereof providing for the repurchase of shares or the forfeiture of options in connection with any termination of service from it or Wowo Group Companies;

(c)	issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its or Wowo Group Companies’ capital stock or share capital or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it or Wowo Group Companies to issue any such shares or other convertible securities;

(d)	transfer to any Person or entity any rights to the Wowo Intellectual Property, other than non-exclusive licenses granted to customers in the ordinary course of business consistent with past practices;

(e)	enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any Wowo Intellectual Property;

(f)	incur any indebtedness for borrowed money, or guarantee any such indebtedness, or issue or sell any debt securities or guaranty of any debt securities of others;

(g)	enter into, terminate or amend, in a manner that would be reasonably expected to adversely affect the business of any Wowo Group Companies any agreement relating to the license, transfer or other disposition or acquisition of Wowo Intellectual Property rights;

(h)	make any capital expenditures, capital additions or capital improvements, outside of the ordinary course of business;

(i)	acquire or agree to acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to its business or the business of any of the Wowo Group Companies;

(j)	revalue any of the Wowo Group Companies’ assets, other than in the ordinary course of business, consistent with past practice, or as required by changes in US GAAP; or

(k)	other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax Return or any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes.

6.4	Required Approvals.

As promptly as practicable after the date of this Agreement, and in any event within the applicable time period prescribed by law, Wowo shall, and shall cause each Wowo Group Company to, make all filings and notifications required by law to be made by them in connection with the Transactions. Wowo shall, and shall cause each Wowo Group Company to, cooperate with the Sellers, the Sellers’ Representative and its Affiliates with respect to all filings and notifications that are required by Law to be made in connection with the Transactions.

6.5	Notification.

Between the date of this Agreement and the Closing, Wowo will promptly notify the Sellers’ Representative in writing if Wowo becomes aware of any fact or condition that causes or constitutes a breach of any of Wowo’s or the Purchaser’s representations and warranties as set forth in Section 4, or if the Purchaser or Wowo becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Wowo and the Purchaser will promptly notify the Sellers’ Representative of the occurrence of any breach of any covenant of Wowo or the Purchaser in this Section 6 or of the occurrence of any event that may make the satisfaction of the conditions in Section 8 impossible or unlikely.

6.6	Best Efforts.

Between the date of this Agreement and the Closing, Wowo and the Purchaser shall, and shall cause each Wowo Group Company to, use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other to do, all things necessary, proper or advisable to perform all of the obligations set forth in Section 6 and cause the conditions in Sections 8 to be satisfied. Wowo and the Purchaser shall, and cause each of Wowo Group Company to, exert best efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things reasonably necessary, proper or advisable under applicable laws or otherwise to obtain all consents, approvals or conditions, if any, that may be required before the Closing. Wowo and the Purchaser shall cooperate as requested by the Sellers to obtain all such consents, approvals or conditions.

6.7	Change to the Wowo VIE Sub.

Within sixty (60) days after the Closing, the Purchaser and Wowo shall cause the execution of documents that are necessary to add one or two Persons nominated by the Sellers’ Representative at her sole discretion (which could be the Company’s VIE Sub) as a shareholder or shareholders of each Wowo VIE Sub, which shareholder(s) shall hold in total 35% of the equity interests in each Wowo VIE Sub.

6.8	Subscription Agreement

Wowo hereby covenants that it shall, to the greatest extent permitted by Law, enforce all of its rights under the Subscription Agreement.

6.9	Board Composition, Chairman and Co-Chief Executive Officers.

Prior to the Closing, Wowo shall have taken all necessary corporate actions such that (i) immediately upon occurrence of the Closing, the Board of Wowo shall be comprised of eleven (11) members, including two (2) new directors nominated by Ms. Xiaoxia Zhu and two (2) new directors nominated by Ms. Huimin Wang, and (ii) for a period of six (6) months from the date of the Closing, Ms. Xiaoxia Zhu and Mr. Maodong Xu shall serve as co-chairpersons of Wowo. Wowo shall also have entered into the Voting Agreement in relation to the Board composition and co-chairman arrangement prior to or on the Closing.

On or before the Closing, Wowo shall have entered into an Indemnification Agreement with the directors of Wowo, including each of the directors to be appointed pursuant to this Section 6.9.

Wowo shall cause each of such directors of Wowo to be included as an insured under a directors’ and officers’ insurance policy with such terms as applicable to all the other directors of Wowo, or within thirty (30) days from the Closing if Wowo has exerted good efforts and is unable to obtain such insurance at the Closing.

Upon the Closing, Wowo shall cause its operations be managed by two co-chief executive officers for a period of six (6) months from the date of the Closing. Wowo shall cause each of Mr. Maodong Xu and the Sellers’ Representative to be entitled to nominate a person who will serve as a co-chief executive officer of Wowo. The initial co-chief executive officers shall be and Ms. Xiaoxia Zhu and Mr. Jianguang Wu.

6.10	License Back of Zhongmin Licensed-back Intellectual Properties.

Within thirty (30) days after the Closing, Wowo shall cause VIE Sub to enter into license agreements with Shanghai Zhongmin, pursuant to which the VIE Sub shall grant to Shanghai Zhongmin a global, irrevocable, perpetual and exclusive license to use all Zhongmin Licensed-back Intellectual Properties.

6.11	Foreign Exchange Registration and Filing.

The Sellers’ Representative shall cause each of Ms. Xiaoxia Zhu and Ms. Huimin Wang to complete the applicable foreign exchange registration and filings in relation to the equity interests held by such individual or their respective Affiliates in the Company after the Closing.

7.	Conditions to the Purchaser’s Obligations at Closing.

The obligations of the Purchaser to purchase Shares at the Closing are subject to the fulfillment, on or before such Closing, of each following condition, unless otherwise waived:

7.1	Representations and Warranties.

The representations and warranties of the Sellers contained in Section 3 shall be true, correct and complete in all material respects as of such Closing, except where such breach of representations and warranties, individually or in the aggregate, could not reasonably be expected to result in a Group Material Adverse Effect.

7.2	Performance.

Each Seller and Group Company shall have performed and complied with, in all material respects, all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before such Closing.

7.3	Legal Opinion.

The Purchaser shall have received from the Company’s PRC legal counsel a legal opinion in the form and substance to the Purchaser’s reasonable satisfaction.

7.4	Compliance Certificate.

The Sellers’ Representative shall have delivered to the Purchaser at such Closing a certificate certifying, on behalf of Sellers, that the conditions specified in Sections 7.1 and 7.2 have been fulfilled.

7.5	Ancillary Agreements.

Each Seller shall have delivered to the Purchaser all Ancillary Agreements, duly executed, to which he, she or it, as applicable, is a party.

8.	Conditions of the Sellers’ Obligations at Closing.

The obligations of the Sellers to sell Shares to the Purchaser at the Closing are subject to the fulfillment, on or before the Closing, of each following condition, unless otherwise waived:

8.1	Representations and Warranties.

The representations and warranties of the Purchaser and Wowo contained in Section 4 shall be true, correct and complete in all material respects as of such Closing, except where such breach of representations and warranties, individually or in the aggregate, could not reasonably be expected to result in a Wowo Material Adverse Effect.

8.2	Performance.

The Purchaser and Wowo shall have performed and complied with, in all material respects, all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before such Closing.

8.3	Compliance Certificate.

The Purchaser and Wowo shall have delivered to the Sellers’ Representative at such Closing a certificate certifying that the conditions specified in Sections 8.1 and 8.2 have been fulfilled.

8.4	Ancillary Agreements.

Each of the Purchaser, Wowo and Mr. Maodong Xu shall have delivered to the Sellers’ Representative all Ancillary Agreements, duly executed, to which it or he, as applicable, is a party.

9.	Termination.

9.1	Termination Events.

This Agreement and any Transaction Document may, by notice given prior to or at the Closing, be terminated:

(a)	by either the Purchaser or the Sellers’ Representative if a material breach of any provision of this Agreement has been committed by another Party and such breach has not been waived or rectified within thirty (30) days after the breach;

(b)	by mutual consent of the Purchaser and the Sellers’ Representative; or

(c)	by the Purchaser or Sellers’ Representative if the Closing has not occurred (other than through the failure of any Party seeking to terminate this Agreement to comply fully with its or their obligations under this Agreement) on or before June 30, 2015 (the “Long-Stop Date”), or such later date as the Parties may agree upon.

9.2	Effect of Termination.

Each Party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the Parties under this Agreement will terminate; provided, however, that if this Agreement is terminated by a Party because of the breach of the Agreement by another Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of another Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

10.	Indemnification and Remedies.

10.1	Survival.

(a)	All representations, warranties, covenants, and obligations in this Agreement, and any certificate, document, or other writing delivered pursuant to this Agreement will survive for one (1) year after the Closing and the consummation and performance of the Transactions. The covenants and other agreements of each Party contained in this Agreement shall survive the Closing until fully discharged in accordance with their terms, except for those covenants and agreements which shall be complied with or discharged prior to the Closing in accordance with the terms of this Agreement.

(b)	If written notice of a claim for indemnification has been given in accordance with this Section 10 prior to the time at which the applicable representations, warranties, covenants or other agreements would otherwise terminate pursuant to the foregoing, then the relevant representations, warranties, covenants or other agreements shall survive such time as to such claim, until such claim has been finally resolved.

(c)	The waiver of any condition relating to any representation, warranty, covenant, or obligation will not affect the right to indemnification, payment, reimbursement, or other remedy based upon such representation, warranty, covenant, or obligation.

10.2	Indemnification.

From and after the date of the Closing, each Party, as applicable (the “Indemnifying Person”), shall indemnify and hold the other relevant Parties and their respective directors, officers and agents (collectively, the “Indemnified Person”) harmless from and against any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever, including but not limited to any investigative, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding, and any taxes or levies that may be payable by such person by reason of the indemnification of any indemnifiable loss hereunder (collectively, “Losses”) resulting from or arising out of: (i) the breach of any representation or warranty of the Indemnifying Person contained in the Transaction Documents, or (ii) the violation or nonperformance, partial or total, of any covenant or agreement of the Indemnifying Person contained in the Transaction Documents. In calculating the amount of any Losses of an Indemnified Person hereunder, there shall be subtracted the amount of any insurance proceeds and third-party payments received by the Indemnified Person with respect to such Losses, if any. For the avoidance of doubt, the obligations of the Sellers hereunder shall be several and not jointly and in proportion to its, his or her, as applicable, respective number of Shares sold to the total number of Shares sold. Notwithstanding anything to the contrary, none of the Sellers shall be entitled to seek indemnification from any other Seller or from the Sellers’ Representative.

10.3	Third-Party Claims.

(a)	The Indemnified Person shall give notice of the assertion of a Third-Party Claim to the Indemnifying Person; provided, however, that no failure or delay on the part of an Indemnified Person in notifying an Indemnifying Person will relieve the Indemnifying Person from any obligation under this Section 10 except to the extent that the failure or delay materially prejudices the defense of the Third-Party Claim by the Indemnifying Person.

(b)	(i) Except as provided in Section 10.3(c), the Indemnifying Person may elect to assume the defense of the third-party claim with counsel satisfactory to the Indemnified Person by (a) giving notice to the Indemnified Person of its election to assume the defense of the Third-Party Claim and (b) giving the Indemnified Person evidence acceptable to the Indemnified Person that the Indemnifying Person has adequate financial resources to defend against the Third-Party Claim and fulfill its obligations under this Section 10, in each case no later than 10 days after the Indemnified Person gives notice of the assertion of a Third-Party Claim under Section 10.3(a).

(ii) If the Indemnifying Person elects to assume the defense of a Third-Party Claim: (A) it shall diligently conduct the defense and, so long as it diligently conducts the defense, shall not be liable to the Indemnified Person for any Indemnified Person's fees or expenses subsequently incurred in connection with the defense of the Third-Party Claim other than reasonable costs of investigation, (B) the election will conclusively establish for purposes of this Agreement that the Indemnified Person is entitled to relief under this Agreement for any loss arising, directly or indirectly, from or in connection with the Third-Party Claim, (C) no compromise or settlement of such Third-Party Claim may be effected by the Indemnifying Person without the Indemnified Person's consent unless (I) there is no finding or admission of any violation by the Indemnified Person of any Laws or any rights of any Person, (II) the Indemnified Person receives a full release of and from any other claims that may be made against the Indemnified Person by the Third Party bringing the Third-Party Claim, and (III) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person, and (D) the Indemnifying Person shall have no liability with respect to any compromise or settlement of such claims effected without its consent.

(iii) If the Indemnifying Person does not assume the defense of a Third-Party Claim in the manner and within the period provided in Section 10.3(b)(i), or if the Indemnifying Person does not diligently conduct the defense of a Third-Party Claim, the Indemnified Person may conduct the defense of the Third-Party Claim at the expense of the Indemnifying Person and the Indemnifying Person shall be bound by any determination resulting from such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c)	Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or any Affiliate other than as a result of monetary damages for which it would be entitled to relief under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise, or settle such Third-Party Claim.

(d)	Notwithstanding the provisions of Section 12.12, the Parties consent to the nonexclusive jurisdiction of any court in which a proceeding is brought against any Indemnified Person for purposes of determining any claim that an Indemnified Person may have under this Agreement with respect to such proceeding or the matters alleged therein.

(e)	With respect to any Third-Party Claim subject to this Section 10.3: (i) any Indemnified Person and any Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related proceeding at all stages thereof where such Person is not represented by its own counsel, and (ii) both the Indemnified Person and the Indemnifying Person, as the case may be, shall render to each other such assistance as they may reasonably require of each other and shall cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f)	In addition to Section 11, with respect to any Third-Party Claim subject to this Section 10.3, the Parties shall cooperate in a manner to reserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work product privileges. In connection therewith, each Party agrees that: (i) it shall use its best efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with applicable Law and rules of procedure) and (ii) all communications between any Party and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(g)	Any claim under this Section 10.3 for any matter involving a Third-Party Claim shall be indemnified, paid, or reimbursed promptly. If the Indemnified Person shall for any reason assume the defense of a Third-Party Claim, the Indemnifying Person shall reimburse the Indemnified Person on a monthly basis for the costs of investigation and the reasonable fees and expenses of counsel retained by the Indemnified Person.

10.4	Indemnitee Negligence.

The provisions in this Section 10 shall be enforceable regardless of whether the liability is based upon past, present or future acts, claims or Laws and regardless of whether any Person (including the Person from whom relief is sought) alleges or proves the sole, concurrent, contributory, or comparative negligence of the Person seeking relief, or the sole or concurrent strict liability imposed upon the person seeking relief.

10.5	Limitation on Indemnification.

Each Seller’s liability to Wowo or the Purchaser for any Losses arising under Section 10 shall in no event exceed fifty percent (50%) of the amount equal to the sum of the implied value of the Share Consideration on the date of the Closing and the Cash Consideration, in each case, received by such Seller.

Wowo and the Purchaser’s liability to the Sellers for any Losses arising under Section 10 shall in no event, in aggregate, exceed fifty percent (50%) of the amount equal to the sum of the implied value of the Shares received by the Purchaser.

11.	Confidentiality and Press Release

11.1	Disclosure of Terms.

The terms and conditions of this Agreement, the other Transaction Documents, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby and thereby, all exhibits and schedules attached hereto and thereto, and the transactions contemplated hereby and thereby (collectively, the “Confidential Information”), including their existence, shall be considered confidential information and the Parties hereto shall not, and shall procure their respective Affiliates not to, disclose to any third party except as permitted in accordance with the provisions set forth below.

11.2	Press Release.

Any public announcement, including any press release, communication to employees customers, suppliers, or others having dealings with Wowo or the Company, or similar publicity with respect to this Agreement or any Transaction, will be issued, at such time, in such manner and containing such content as the Purchaser and the Sellers’ Representative agree in writing.

11.3	Permitted Disclosure.

Notwithstanding anything in the foregoing to the contrary:

(a)	the Sellers may disclose any portion of the Confidential Information to the Company’s, officers, directors, Key Employees, investment bankers, lenders, accountants, auditors, business or financial advisors, and attorneys, in each case only where such persons or entities are under appropriate non-disclosure obligations imposed by professional ethics, law or otherwise;

(b)	the Purchaser may disclose any portion of the Confidential Information to its current officers, directors, Key Employees, investment bankers, lenders, accountants, auditors, business or financial advisors, and attorneys, in each case only where such persons or entities are under appropriate non-disclosure obligations imposed by professional ethics, law or otherwise; and

(c)	the confidentiality obligations set out in Section 11.1 above do not apply to:

(i)	information which was in the public domain or otherwise known to the relevant Party before it was furnished to it by another Party or, after it was furnished to that Party, entered the public domain otherwise than as a result of (i) a breach by that Party of this Section 11.3, or (ii) a breach of a confidentiality obligation by the discloser, where the breach was known to that Party;

(ii)	information the disclosure of which is necessary in order to comply with any applicable Law, the order of any court, the requirements of a stock exchange or to obtain tax or other clearances or consents from any relevant authority; or

(iii)	information disclosed by any director of the Company to its appointer or any of its Affiliates or otherwise in accordance with the foregoing provisions of this Section 11.3.

11.4	Legally Required Disclosure.

In the event that any Party is requested by any Governmental Authority or becomes legally required (including, pursuant to securities Laws and regulations) to disclose, under applicable Laws, the existence of this Agreement, other Transaction Documents or the content of any of the financing terms in contravention of the provisions of this Section  11, such Party (the “Disclosing Party”) shall provide the other Party with prompt written notice of that fact and shall consult with the other Party regarding such disclosure. The Disclosing Party shall, to the extent possible and with the cooperation and reasonable efforts of the other Party, seek a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information.

11.5	Other Information.

The provisions of this Section 11 shall be in addition to, and not in substitution for, the provisions of any separate non-disclosure agreement executed by any of the Parties hereto with respect to the Transactions.

12.	Miscellaneous

12.1	Fees and Expenses.

Except as otherwise provided in this Agreement or the other documents to be delivered pursuant to this Agreement, each Party will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement and the consummation and performance of the Transactions, including all fees and expenses of its officers, directors, partners, employees, agents or representatives. The obligation of each Party to bear its own fees and expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

The stamp duty in connection with the Transactions shall be borne equally by the Sellers (on the one hand) and the Purchaser (on the other hand). Each Seller shall be solely responsible for his, her or its own income tax, capital gain tax or other forms of Taxes payable by such Seller under the applicable Laws.

12.2	No Finder’s Fees.

Each Party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Purchaser agrees to indemnify and to hold harmless the Sellers from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of the Transactions (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, directors, partners, employees, agent or representatives is responsible. The Sellers, severally and not jointly and in proportion to its, his or her, as applicable, respective number of Shares sold to the total number of Shares sold, agree to indemnify and hold the Purchaser harmless from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of the Transactions (and the costs and expenses of defending against such liability or asserted liability) for which such Seller or, with respect a Seller that is not an individual, any of its officers, directors, partners, employees, agents or representatives is responsible.

12.3	Sellers’ Representative.

Each Seller has appointed Ms. Xiaoxia Zhu and Ms. Huimin Wang as his, her or its representatives (the “Sellers’ Representative”) with full power and authority to consummate the Transactions (including the execution of the Transaction Documents).

This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made in this Agreement and is irrevocable and will not be terminated by any act of any Seller or by operation of law, whether by the death or incapacity of any Seller or by the occurrence of any other event. Each Seller here by consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or omitted by Sellers' Representative pursuant to this Section 12.3.

Each Seller hereby agrees, acknowledges and confirms that any amount of payment by or on behalf of the Purchaser into the bank account as designated by the Sellers’ Representative shall constitute full performance and discharge of the Purchaser’s obligation, as applicable, to pay such amount to such Seller under this Agreement.

The Purchaser and Wowo shall be entitled to rely upon any document or other paper delivered by Sellers' Representative as being authorized by the Sellers, and the Purchaser or Wowo shall not be liable to any Seller for any action taken or omitted to be taken by the Purchaser or Wowo based on such reliance.

12.4	Default in Payment.

If a Party obligated to make a payment under this Agreement fails to make the relevant payment on or before the due date as set forth herein, such Party shall forthwith pay to the Party to whom such payment is due such amount due and a daily interest rate of one tenth percent (0.1%) for each day of delay until such payment is paid in full.

12.5	Further Assurances.

The Parties will (a) execute and deliver to each other such other documents and (b) do such other acts and things as a Party may reasonably request for the purpose of carrying out the intent of this Agreement, the Transactions, and the documents to be delivered pursuant to this Agreement.

12.6	Entire Agreement.

This Agreement supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter (including any letter of intent and, upon the Closing, any confidentiality obligation to which the Purchaser is subject) and constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to the subject matter of this Agreement.

12.7	Modification.

This Agreement may only be amended, supplemented, or otherwise modified by the Purchaser and the Sellers’ Representative in writing.

12.8	Assignments and Successors.

The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

12.9	No Third-Party Rights.

Other than the Indemnified Persons and the Parties, no Person will have any legal or equitable right, remedy, or claim under or with respect to this Agreement. This Agreement may not be amended or terminated, and any provision of this Agreement may be waived, without the consent of any Person who is a Party to the Agreement (and in the case of the Sellers, the Sellers’ Representative).

12.10	Remedies Cumulative.

The rights and remedies of the Parties under this Agreement are cumulative and not alternative.

12.11	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof.

12.12	Dispute Resolution.

Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or invalidity thereof, shall, so far as it is possible, be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force and as may be amended by the rest of this Section 12.12. The appointing authority shall be Hong Kong International Arbitration Centre (“HKIAC”). The seat of the arbitration shall be Hong Kong. There shall be three (3) arbitrators. The Company and the Sellers, on the one hand, and the Purchaser and Wowo, on the other hand, shall be entitled to designate one arbitrator each. The two arbitrators shall consult with each other to agree upon the selection of a third arbitrator. The arbitration shall be conducted in the English language. Evidence and testimony may be presented in any language, including a language other than English providing it is accompanied by an English translation thereof (which translation shall have been certified and prepared or given at the sole cost of the Party offering such evidence or testimony). The arbitral award shall be in English writing and, unless the parties to the arbitration agree otherwise, shall state the reasons upon which it is based. The award shall be final and binding on the parties to the arbitration.

12.13	Attorney’s Fees.

In the event any claim, action, suit, proceeding, arbitration, complaint, charge or investigation is brought in respect of this Agreement or any of the documents referred to in this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys' fees and other costs incurred in such claim, action, suit, proceeding, arbitration, complaint, charge or investigation, in addition to any relief to which such Party may be entitled under applicable Law.

12.14	Enforcement of Agreement.

Each Party acknowledge and agree that the other Party would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by such Party could not be adequately compensated in all cases by monetary damages alone. Accordingly, each Party agrees that, in addition to any other right or remedy to which the other Party may be entitled at law or in equity, such Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to obtain temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches, without posting any bond or giving any other undertaking.

Wowo agrees that it shall take all actions necessary to cause the Purchaser to perform all its obligations under this Agreement. If the Purchaser fails to perform any of its obligations hereunder, Wowo shall immediately perform such obligations on behalf of the Purchaser, including the Purchaser’s obligations to consummate the Transactions contemplated herein and to make payments pursuant to the terms hereof. Wowo further agrees that the Sellers are entitled to enforce such terms in this Agreement applicable to the Purchaser against Wowo if the Purchaser fails to comply with such terms.

12.15	No Waiver.

Neither any failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be waived by a Party, in whole or in part, unless made in a writing signed by such Party or the Sellers' Representative on behalf of a Seller, (b) a waiver given by a Party will only be applicable to the specific instance for which it is given, and (c) no notice to or demand on a Party will (i) waive or otherwise affect any obligation of that Party or (ii) affect the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.16	Notices.

All notices and other communications required or permitted by this Agreement shall be in writing and will be effective, and any applicable time period shall commence, when (a) delivered to the following address by hand or by a nationally recognized overnight courier service (costs prepaid) addressed to the following address or (b) transmitted electronically to the following facsimile numbers or e-mail addresses, in each case marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address, or Person as a Party may designate by notice to the other Party):

The Sellers:

23A, Block 3, Peak One, Tung Lo Wan Hill Road, Tai Wai, Shatin, New Territories, Hong Kong

Attention: Ms. Xiaoxia Zhu

E-mail address: xiaoxiazhu2009@hotmail.com;

and

No.42, XiaDuHuaYuan, No. 2000 JianHe Road (near HongQiao Road), ChangNing District, Shanghai, China

Attention: Ms. Huimin Wang

E-mail address: huimin.wang@xiaonanguo.com

with a copy (for informational purposes only) to:

Dechert

27/F, Henley Building

5 Queen’s Road Central, Hong Kong

Attention: David K. Cho/Yang Wang

E-mail address: david.cho@dechert.com; yang.wang@dechert.com

The Purchaser or Wowo:

Third Floor, Chuangxin Building

No. 18 Xinxi Road, Haidian District, Beijing

People’s Republic of China

E-mail address: ModernXu@55.com

with a copy (for informational purposes only) to: Skadden, Arps, Slate, Meagher & Flom

42/F, Edinburgh Tower, The Landmark

15 Queen’s Road Central, Hong Kong

Attention: Will Cai

E-mail address: will.cai@skadden.com

12.17	Severability.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.18	Time of Essence.

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.19	Counterparts and Electronic Signatures.

(a)	This Agreement and other documents to be delivered pursuant to this Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same agreement or document, and will be effective when counterparts have been signed by each of the Parties and delivered to the other Party.

(b)	A manual signature on this Agreement or other documents to be delivered pursuant to this Agreement, an image of which shall have been transmitted electronically, will constitute an original signature for all purposes. The delivery of copies of this Agreement or other documents to be delivered pursuant to this Agreement, including executed signature pages where required, by electronic transmission will constitute effective delivery of this Agreement or such other document for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Share Purchase Agreement as of the date first written above.

WOWO: Wowo Limited

/s/ Maodong Xu
Name:	Maodong Xu
Title:	Chairman and Chief Executive Officer

PURCHASER:

New Admiral Limited

/s/ Maodong Xu
Name:	Maodong Xu
Title:	Director

SELLERS’ REPRESENTATIVE

/s/ Xiaoxia Zhu
Xiaoxia Zhu
on behalf of the Sellers as set forth in Schedule A

/s/ Huiming Wang
Huimin Wang
on behalf of the Sellers as set forth in Schedule A

[Signature Page to the Share Purchase Agreement]

SCHEDULE A

Sellers, Number of Shares, Cash Consideration and Share Consideration

Sellers	Number of Shares of the Company Immediately Prior to Closing and sold to the Purchaser at the Closing	Share Consideration to be paid at the Closing	Cash Consideration to be paid at the Closing under Section 2.4(d)	Cash Consideration to be paid after the Closing under Section 2.4(e)
浙江向阳渔港集团股份有限公司	31,712,694	158,219,624	3,201,000.05	3,201,000.05
Extensive Power Limited	29,884,832	149,100,132	3,016,500.23	3,016,500.23
上海众钜投资管理中心(有限合伙)	22,291,022	111,213,418	2,250,000.04	2,250,000.04
Markland (Hong Kong) Investment Limited	22,246,440	110,990,992	2,245,500.04	2,245,500.04
亞洲環球拓展有限公司 (Asia Global Develop Limited)	14,117,647	70,435,164	1,425,000.00	1,425,000.00
新加坡骏和投资有限公司 (Junhe Investment Pte. Ltd.)	8,842,105	44,114,654	892,499.97	892,499.97
環球東方發展有限公司 (Global Oriental Development Limited)	7,356,037	36,700,427	742,499.99	742,499.99
Markland (Hong Kong) Planning Limited	6,687,306	33,364,023	674,999.96	674,999.96
林宁 Ms. Ning Lin	1,263,158	6,302,094	127,500.01	127,500.01
黄有龙 Mr. Youlong Huang	1,263,158	6,302,094	127,500.01	127,500.01
潘慰 Ms. Wai Poon	980,804	4,893,386	98,999.90	98,999.90
吴国平 Mr. Guoping Wu	980,804	4,893,386	98,999.90	98,999.90
王刚 Mr. Gang Wang	980,804	4,893,386	98,999.90	98,999.90
TOTAL	148,606,811	741,422,780	$15,000,000.00	$15,000,000.00

SCHEDULE B

List of VIE Agreements

1.	Master Exclusive Service Agreement
2.	Business Cooperation Agreement
3.	VIE Equity Pledge Agreement
4.	Exclusive Option Agreement
5.	Proxy Agreement and Power of Attorney

SCHEDULE C

Organization Chart of the Group

* Such subsidiary has an unpaid registered capital of RMB100,000.

SCHEDULE D

Financial Statements

众美联(香港)投资有限公司

资产负债表

日期:2015年4月30日	货币单位:港币(元)

资 产	行 次	期末余额	期初余额	负债和所有者权益(或股东权 益)	行 次	期末余额	期初余额
流动资产:	1	—	—	流动负债:	36	—	—
货币资金	2	32,928,139.65	15,520,716.01	短期借款	37
交易性金融资产	3			交易性金融负债	38
应收票据	4			应付票据	39
应收账款	5			应付账款	40
预付款项	6	6,558,000.00		预收款项	41
应收利息	7			应付职工薪酬	42
应收股利	8			应交税费	43
其他应收款	9	59,028,381.50	21,200,852.00	应付利息	44
存货	10			应付股利	45
一年内到期的非流动资产	11			其他应付款	46
其他流动资产	12			一年内到期的非流动负债	47
流动资产合计	13	98,514,521.15	36,721,568.01	其他流动负债	48
非流动资产:	14			流动负债合计	49	0.00	0.00
可供出售金融资产	15			非流动负债:	50	—	—
持有至到期投资	16			长期借款	51
长期应收款	17			应付债券	52
长期股权投资	18	67,481,794.50	10,090,100.00	长期应付款	53
投资性房地产	19			专项应付款	54
固定资产	20			预计负债	55
在建工程	21			递延所得税负债	56
工程物资	22			其他非流动负债	57
固定资产清理	23			非流动负债合计	58	0.00	0.00
生产性生物资产	24			负债合计	59	0.00	0.00
油气资产	25			所有者权益(或股东权益):	60	—	—
无形资产	26			实收资本(或股本)	61	55,448,917.00	33,157,895.00
开发支出	27			资本公积	62	116,115,735.40	14,842,105.00
商誉	28			减:库存股	63
长期待摊费用	29			盈余公积	64
递延所得税资产	30			未分配利润	65	-5,568,336.75	-1,188,331.99
其他非流动资产	31			所有者权益合计	66	165,996,315.65	46,811,668.01
非流动资产合计	32	67,481,794.50	10,090,100.00		67
资产总计	35	165,996,315.65	46,811,668.01	负债和所有者权益总计	68	165,996,315.65	46,811,668.01

上海众鸣供应链管理有限公司

资产负债表

日期:2015年4月30日	单位: 元

	行次	期末余额	年初余额	负债和所有者权益(或股东权 益)	行次	期末余额	年初余额
流动资产:	1	—	—	流动负债:	38	—	—
货币资金	2	12,270,259.70	326,056.20	短期借款	39	0.00	0.00
交易性金融资产	3	0.00	0.00	交易性金融负债	40	0.00	0.00
应收票据	4	0.00	0.00	应付票据	41	0.00	0.00
应收账款	5	3,013,600.00	0.00	应付账款	42	0.00	0.00
预付款项	6	12,993,218.80	0.00	预收款项	43	0.00	0.00
应收利息	7	0.00	0.00	应付职工薪酬	44	0.00	0.00
应收股利	8	0.00	0.00	应交税费	45	-272,132.66	-167,769.46
其他应收款	9	22,473,241.31	37,799,348.98	应付利息	46	0.00	0.00
存货	10	0.00	0.00	应付股利	47	0.00	0.00
一年内到期的非流动资产	11	0.00	0.00	其他应付款	48	0.00	31,573,481.94
其他流动资产	12	0.00	0.00	一年内到期的非流动负债	49	0.00	0.00
流 动 资 产 合 计	13	50,750,319.81	38,125,405.18	其他流动负债	50	0.00	0.00
非流动资产:	14			流 动 负 债 合 计	51	-272,132.66	31,405,712.48
可供出售金融资产	15	0.00	0.00	非流动负债:	52
持有至到期投资	16	0.00	0.00	长期借款	53	0.00	0.00
长期应收款	17	0.00	0.00	应付债券	54	0.00	0.00
长期股权投资	18	0.00	0.00	长期应付款	55	0.00	0.00
投资性房地产	19	0.00	0.00	专项应付款	56	0.00	0.00
固定资产原价	20	599,119.65	169,119.66	预计负债	57	0.00	0.00
减:累计折旧	21	61,042.04	9,513.69	递延所得税负债	58	0.00	0.00
固定资产净值	22	538,077.61	159,605.97	其他非流动负债	59	0.00	0.00
减:固定资产减值准备	23	0.00	1.00	非 流 动 负 债 合 计	60	0.00	0.00
固定资产净额	24	538,077.61	159,604.97	负 债 合 计	61	-272,132.66	31,405,712.48
在建工程	25	0.00	0.00	所有者权益(或股东权益):	62
工程物资	26	0.00	0.00	实收资本(或股本)	63	53,366,763.45	7,995,108.88
固定资产清理	27	0.00	0.00	资本公积	64	0.00	0.00
生产性生物资产	28	0.00	0.00	减:库存股	65	0.00	0.00
油气资产	29	0.00	0.00	专项储备	66	0.00	0.00
无形资产	30	0.00	0.00	盈余公积	67	0.00	0.00
开发支出	31	0.00	0.00	未分配利润	69	-1,806,233.37	-1,115,810.21
商誉	32	0.00	0.00	外币报表折算差额	70	0.00	0.00
长期待摊费用	33	0.00	0.00	归属于母公司所有者权益合计	71	51,560,530.08	6,879,298.67
递延所得税资产	34	0.00	0.00	少数股东权益	72	0.00	0.00
其他非流动资产	35	0.00	0.00	所 有 者 权 益 合 计	73	51,560,530.08	6,879,298.67
非 流 动 资 产 合 计	36	538,077.61	159,604.97		74
资 产 总 计	37	51,288,397.42	38,285,010.15	负债和所有者权益总计	75	51,288,397.42	38,285,011.15

上海众敏供应链管理有限公司

资产负债表

日期:2015年04月30日	单位: 元

资 产行次		期末余额	年初余额	负债和所有者权益(或股东权益)	行次	期末余额	年初余额
流动资产:	1	—	—	流动负债:	38	—	—
货币资金	2	1,793,690.22	2,519,959.47	短期借款	39	0.00	0.00
交易性金融资产	3	0.00	0.00	交易性金融负债	40	0.00	0.00
应收票据	4	0.00	0.00	应付票据	41	0.00	0.00
应收账款	5	1,457,554.33	0.00	应付账款	42	1,484,961.21	0.00
预付款项	6	1,245,966.01	0.00	预收款项	43	5,000.00	74,900.00
应收利息	7	0.00	0.00	应付职工薪酬	44	0.00	0.00
应收股利	8	0.00	0.00	应交税费	45	161,837.80	20,826.62
其他应收款	9	-56,296.20	7,729,885.83	应付利息	46	0.00	0.00
存货	10	0.00	30,153.85	应付股利	47	0.00	0.00
一年内到期的非流资	11	0.00	0.00	其他应付款	48	32,100,229.64	40,348,908.71
其他流动资产	12	0.00	0.00	一年内到期的非流动负债	49	0.00	0.00
流 动 资 产 合 计	13	4,440,914.36	10,279,999.15	其他流动负债	50	0.00	0.00
非流动资产:	14			流 动 负 债 合 计	51	33,752,028.65	40,444,635.33
可供出售金融资产	15	0.00	0.00	非流动负债:	52
持有至到期投资	16	0.00	0.00	长期借款	53	0.00	0.00
长期应收款	17	0.00	0.00	应付债券	54	0.00	0.00
长期股权投资	18	0.00	0.00	长期应付款	55	0.00	0.00
投资性房地产	19	0.00	0.00	专项应付款	56	0.00	0.00
固定资产原价	20	559,324.61	137,725.53	预计负债	57	0.00	0.00
减:累计折旧	21	42,100.11	14,166.58	递延所得税负债	58	0.00	0.00
固定资产净值	22	517,224.50	123,558.95	其他非流动负债	59	0.00	0.00
减:固定资产减准备	23	0.00	0.00	非 流 动 负 债 合 计	60	0.00	0.00
固定资产净额	24	517,224.50	123,558.95	负 债 合 计	61	33,752,028.65	40,444,635.33
在建工程	25	0.00	0.00	所有者权益(或股东权益):	62
工程物资	26	0.00	0.00	实收资本(或股本)	63	10,000,000.00	0.00
固定资产清理	27	0.00	0.00	资本公积	64	0.00	0.00
生产性生物资产	28	0.00	0.00	减:库存股	65	0.00	0.00
油气资产	29	0.00	0.00	专项储备	66	0.00	0.00
无形资产	30	103,236.24	0.00	盈余公积	67	0.00	0.00
开发支出	31	0.00	0.00	未分配利润	69	-38,690,653.55	-30,041,077.23
商誉	32	0.00	0.00	外币报表折算差额	70	0.00	0.00
长期待摊费用	33	0.00	0.00	归属于母公司所有者权益合计	71	-28,690,653.55	-30,041,077.23
递延所得税资产	34	0.00	0.00	少数股东权益	72	0.00	0.00
其他非流动资产	35	0.00	0.00	所 有 者 权 益 合 计	73	-28,690,653.55	-30,041,077.23
非 流 动 资 产 合 计	36	620,460.74	123,558.95		74
资 产 总 计	37	5,061,375.10	10,403,558.10	负债和所有者权益总计	75	5,061,375.10	10,403,558.10

SCHEDULE E

Operating Data

Trading volume and number of order places through the Group’s online platform in 2015:

	January	February	March	April	May

Trading volume	RMB10.1 million	RMB3.34 million	RMB20.4 million	RMB46.2 million	RMB118 million
Order placed	88	90	255	504	919

As of May 31, 2015, there are 1039 purchasers and 8178 suppliers registered on the Group’s online platform.

Number of types of products sold on the Group’s online platform as of May 31, 2015:

General products:	14,937	Beverage and liquor:	8,999

Kitchen devices:	5,646	Food materials:	8,598

Decoration materials:	5,046	Information system:	1,603

Professional devices:	4,414	Office utilities:	3,306

Grain, oil and condiment:	4,576	Furniture:	2,472

SCHEDULE F

Material Contracts

None.

SCHEDULE G

Customers and Suppliers

Significant Suppliers:

裕华区宣晓农产品销售中心

上海千彩食品有限公司

姑苏区秋展工贸水产经营部

上海千彩食品有限公司

苏州升新来食品有限公司

上海市松江区立岙食品经营部

上海黄鼎酒业有限公司

上海爱皇贸易有限公司

裕华区阿平水产品批发部

百佑佳食品贸易(上海)有限公司

新北区河海水货餐厅

西乌珠穆沁旗蒙昊生态肉业有限公司

高淳县绿淳水产专业合作社

江苏正隆贸易有限公司

上海珀顿国际贸易有限公司

南京市雨花台区兵兵家禽经营部

无锡市士进特野禽养殖场

上海林仔工贸有限公司

上海爱皇贸易有限公司

上海珀顿国际贸易有限公司

Significant Customers:

上海肥得捞餐饮管理有限公司

苏州新城花园酒店

河北渝乡辣婆婆餐饮管理有限公司

上海和记餐饮管理有限公司

浙江向阳渔港集团股份有限公司

SCHEDULE H

Capitalization of Wowo

Aggregate number of ordinary shares (as exercised for options)

Number of issued and outstanding ordinary shares before the Closing	669,422,778

Number of ordinary shares to be issued on the Closing	741,422,780

Outstanding options	39,359,912

SCHEDULE I

Zhongmin Intellectual Properties and Zhongmin Licensed-back Intellectual Properties

(a)	Transferred Intellectual Properties

(i)	Trademark

No.	Trademark	Trademark Registration No.	Type	Ownership
1		13427067	35	浙江向阳渔港集团股份有限公司 (In the process of being transferred from to Shanghai Zhongmin)

(ii)	Trademark applications

No.	Pending Trademark	Application No.	Type	Applicant
1	众美联	14460452	7	苏州市舒诺投资管理有限公司 (In the process of being transferred to Shanghai Zhongmin)
2	众美联	14453514	7	Same as above
3	众美联	14459887	8	Same as above
4	众美联	14460329	11	Same as above
5	众美联	14460569	20	Same as above
6	众美联	14460563	21	Same as above
7	众美联	14460552	29	Same as above
8	众美联	14460545	30	Same as above
9	众美联	14460543	31	Same as above
10	众美联	14460539	32	Same as above
11	众美联	14460527	33	Same as above
12	众美联	14460501	36	Same as above
13	众美联	14460222	38	Same as above
14	众美联	14460203	41	Same as above
15	众美联	14460191	43	Same as above
16	众美联	14471772	39	Same as above
17	JMU	14459615	7	Same as above
18	JMU	14459861	8	Same as above
19	JMU	14460474	20	Same as above
20	JMU	14459954	21	Same as above
21	JMU	14459944	29	Same as above
22	JMU	14482821	30	Same as above
23	JMU	14459921	38	Same as above
24	JMU	14474369	41	Same as above

25	JMU	14474409	43	Same as above
26	JMU	14482750	11	Same as above
27	JMU	14471887	31	Same as above
28	JMU	14482875	32	Same as above
29	JMU	14482914	33	Same as above
30	JMU	14460524	35	Same as above
31	JMU	14474259	36	Same as above
32	JMU	14471965	39	Same as above
33	JMLI	14459726	7	Same as above
34	JMLI	14459841	8	Same as above
35	JMLI	14460285	11	Same as above
36	JMLI	14460280	20	Same as above
37	JMLI	14460271	21	Same as above
38	JMLI	14460258	29	Same as above
39	JMLI	14459968	30	Same as above
40	JMLI	14460246	32	Same as above
41	JMLI	14460232	33	Same as above
42	JMLI	14459828	35	Same as above
43	JMLI	14474242	36	Same as above
44	JMLI	14460181	38	Same as above
45	JMLI	14471863	31	Same as above
46	JMLI	14471987	39	Same as above
47	JMLI	14474318	41	Same as above
48	JMLI	14474439	43	Same as above
49		13614530	35	浙江向阳渔港集团股份有限公司 (In the process of being transferred to Shanghai Zhongmin)
50		15871654	35	Same as above
51		15871740	35	Same as above

(iii)	Domain names

No.	Domain name	Ownership
1	ccjoin.com	Shanghai Zhongmin
2	ccjmu.com	Shanghai Zhongmin

(b)	Licensed-back Intellectual Properties

(i)	Trademark application and such trademark once granted

No.	Pending Trademark	Application No.	Type	Applicant
1		15871654	35	浙江向阳渔港集团股份有限公司 (In the process of being transferred to Shanghai Zhongmin)

(ii)	Domain name

No.	Domain name	Ownership
1	ccjmu.com	Shanghai Zhongmin

SCHEDULE J

Organization Chart of Wowo

EXHIBIT A

FORM OF INDEMNIFICATION AGREEMENT

EXHIBIT B

FORM OF LOCK-UP AGREEMENT

EXHIBIT C

FORM OF NON-COMPETE AGREEMENT

EXHIBIT D

FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT E

FORM OF SUBSCRIPTION AGREEMENT

EXHIBIT F

FORM OF VOTING AGREEMENT